Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF DECEMBER 4, 2003

AMONG

PENN VIRGINIA CORPORATION,

THE LENDERS,

BANK ONE, NA

AS ADMINISTRATIVE AGENT,

WACHOVIA BANK, NATIONAL ASSOCIATION

AS SYNDICATION AGENT,

ROYAL BANK OF CANADA, BNP PARIBAS AND FLEET NATIONAL BANK,

AS DOCUMENTATION AGENTS,

AND

BANC ONE CAPITAL MARKETS, INC. AND

WACHOVIA CAPITAL MARKETS, LLC

AS CO-LEAD ARRANGERS AND JOINT BOOK RUNNER

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AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 4, 2003, is among PENN VIRGINIA CORPORATION, a corporation formed under the laws of the Commonwealth of Virginia, the Lenders, BANK ONE, NA, a national banking association having its principal office in Chicago, Illinois, as LC Issuer and as Administrative Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association having its principal office in Charlotte, North Carolina, as Syndication Agent, ROYAL BANK OF CANADA, BNP PARIBAS and FLEET NATIONAL BANK, as Documentation Agents, BANC ONE CAPITAL MARKETS, INC., as Co-Lead Arranger and Joint Bookrunner, and WACHOVIA CAPITAL MARKETS, LLC, as Co-Lead Arranger and Joint Bookrunner.

W I T N E S S E T H:

WHEREAS, the Borrower, JPMorgan Chase Bank (successor in interest to The Chase Manhattan Bank), as administrative agent, Wachovia Bank, National Association (formerly known as First Union National Bank), Bank One, NA, and Royal Bank of Canada, as co-syndication agents, and certain lenders party thereto (the “Prior Lenders”) have heretofore entered into a Credit Agreement dated as of October 30, 2001, as amended, modified or supplemented (the “Prior Credit Agreement”);

WHEREAS, the Borrower desires to amend and restate the Prior Credit Agreement in order to restructure, rearrange, renew, extend and continue all indebtedness evidenced by and outstanding under the Prior Credit Agreement (the “Existing Indebtedness”), and to modify the commitments from the Lenders pursuant to which Loans will be made by the Lenders to the Borrower and Facility LCs will be issued by the LC Issuer under the several responsibilities of the Lenders for the account of the Borrower from time to time prior to the Facility Termination Date;

WHEREAS, the Borrower has delivered to JPMorgan Chase Bank (successor in interest to The Chase Manhattan Bank), as administrative agent for the Prior Lenders, certain collateral documents to secure the repayment of the Existing Indebtedness to the Prior Lenders, which collateral documents are being assigned to the Administrative Agent in connection with, and concurrently with, the restructuring, rearrangement, renewal, extension and continuation of the Existing Indebtedness pursuant to this Agreement;

WHEREAS, the Agents, the Lenders and the LC Issuer are willing, on the terms and subject to the conditions hereinafter set forth (including Article IV), to amend and restate the Prior Credit Agreement in order to restructure, rearrange, renew, extend and continue all Existing Indebtedness and to modify the commitments and make such Loans to the Borrower and issue and participate in such Facility LCs for the account of the Borrower; and

NOW, THEREFORE, the parties hereto agree that the Prior Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms: As used in this Agreement, the following terms have the meanings specified below:

“Additional Lender Certificate” shall have the meaning assigned to such term in Section 2.5(ii).

“Administrative Agent” means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agents” means collectively the Administrative Agent, the Syndication Agent and the Documentation Agents; and “Agent” means either the Administrative Agent, the Syndication Agent or a Documentation Agent, as the context requires.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof; provided that the Aggregate Commitments shall not at any time exceed $300,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this amended and restated credit agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means any of Wright & Company, Inc., Rider Scott Company, Netherland Sewell & Associates, Inc., and Miller and Lentz, Ltd., or such other reputable firm(s) of independent petroleum engineers as shall be approved by the Required Lenders.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment of Secured Indebtedness” means that certain Assignment of Secured Indebtedness and Authorization to Assign Liens dated as of even date herewith among the Prior Administrative Agent, the Prior Lenders, the Administrative Agent, the Lenders and the Loan Parties, pursuant to which the Prior Administrative Agent and the Prior Lenders assign all their right, title and interest in and to the Existing Indebtedness, the Prior Credit Agreement and the other Loan Documents (defined in the Prior Credit Agreement) to the Administrative Agent and the Lenders.

“Authorized Officer” means, as to any Person, the Chief Executive Officer, the President, the Chief Financial Officer, or any Vice President of such Person. Unless otherwise specified, all references to an Authorized Officer herein shall mean an Authorized Officer of the Borrower.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Bank One” means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

“Borrower” means Penn Virginia Corporation, a corporation formed under the laws of the Commonwealth of Virginia, and its successors and permitted assigns.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.21.

“Borrowing Base Deficiency” means at any time an amount equal to the amount by which aggregate outstanding Loans plus LC Obligations exceeds the Borrowing Base then in effect.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Houston and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” of a Person means the amount of the obligations of such Person under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Casualty Event” means any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property or asset of the Borrower or any of its Restricted Subsidiaries which were included in the most recent Reserve Report having a fair market value in excess of $1,000,000.

“Closing Date” means the date of this Agreement.

“Co-Lead Arranger” means each of Bank One Capital Markets, Inc. and Wachovia Capital Markets, LLC, in its capacity as Co-Lead Arranger.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time and any successor statute.

“Collateral” means any and all “Mortgaged Property” and “Collateral”, as defined in any Collateral Document.

“Collateral Documents” means the Assignment of Secured Indebtedness, the Guaranty, the Pledge Agreements, the Mortgage Assignment and Amendment, the Mortgages, the Security Agreements (if any) and each other security agreement or other instrument or document described or referred to in Exhibit E, and any and all other agreements, documents or instruments now or hereafter executed and delivered by the Borrower or any other Person (including participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligation pursuant to this Agreement) in connection with, or as security for the payment or performance of the Obligations, as such agreements, documents or instruments may be amended, supplemented or restated from time to time.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Fee” means the commitment fee described in Section 2.5.

“Consolidated Net Income” means with respect to the Borrower and its Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which the Borrower or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (ii) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (iii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (iv) any extraordinary gains or losses during such period, including gains or losses attributable to (A) Property sales and (B) stock or other equity purchases or divestitures; and (v) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets; and provided that if the Borrower or any Consolidated Restricted Subsidiary shall acquire or dispose of any Property or stock or other equity interests during such period or a Subsidiary shall be redesignated pursuant to the terms of this Agreement as either an Unrestricted Subsidiary or a Restricted Subsidiary, then, upon delivery to the Administrative Agent of audited or reviewed financial statements or other financial statements acceptable to the Required Lenders which support a recalculation, Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition, disposition or redesignation, as if such acquisition, disposition or redesignation had occurred on the first day of such period.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Subsidiaries” means for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Default” means an event described in Article VII.

“Documentation Agent” means each of Royal Bank of Canada, BNP Paribas and Fleet National Bank in its capacity as contractual representative of the Lenders, and not in its individual capacity as a Lender, and any successor Documentation Agent.

“Domestic Subsidiary” means any Restricted Subsidiary organized under the laws of any jurisdiction within the United States of America (including territories thereof).

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: Interest Expense, taxes, depreciation, depletion, amortization, exploration expenses, other similar noncash charges and the amount of cash dividends and distributions paid by the MLP to the Borrower, minus all noncash income added to Consolidated Net Income and any cash dividends, distributions or other payments made by the Borrower to any shareholders of the Borrower.

“Engineering Reports” shall have the meaning assigned such term in Section 2.21(iii).

“Environmental Laws” means any and all Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which the Borrower or any Restricted Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Restricted Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA;

provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state in which any Property of the Borrower or any Restricted Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, any rule or regulation issued thereunder, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder for which reporting has not been waived under such regulations, (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Excepted Liens” means: (i) Liens for taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (ii) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord’s liens, including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on private, state, federal or foreign lands or waters, each of which is in respect of obligations that have not been outstanding more than sixty days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) Liens which (a) arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and (b) are for claims which either are not delinquent or are being contested in good faith by appropriate proceedings and as to which the Borrower or any Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (v) Liens reserved in oil and gas mineral leases, or created by statute, to secure royalty, net profits interests, bonus payments, rental payments or other payments out of or with respect to the production, transportation or processing of Hydrocarbons, and compliance with the terms of such Hydrocarbon Interests, provided that such Liens secure claims which either are not delinquent or are being contested in good faith by appropriate proceedings and as to which the Borrower or its Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP; (vi) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that (a) no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System, and (b) no such deposit account is intended by Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution; (vii) all other non-consensual defects in title (which might otherwise constitute Liens) arising in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business or incidental to the ownership of their respective Properties; provided that no such Liens shall secure the payment of Indebtedness or shall, in the aggregate, materially detract from the value or marketability of the Property subject thereto or materially impair the use or operation thereof in the operation of the business of the Borrower or such Restricted Subsidiary; (viii) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any Property which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (ix) Liens on cash or securities pledged to secure performance of surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and (x) judgment Liens not giving rise to a Default, provided that (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (b) no action to enforce such Lien has been commenced.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, receipts, assets, net worth, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Indebtedness” is defined in the second recital.

“Facility LC” is defined in Section 2.19.1.

“Facility LC Application” is defined in Section 2.19.3.

“Facility LC Collateral Account” is defined in Section 2.19.11.

“Facility Termination Date” means December 4, 2007.

“Fair Market Value” means, with respect to any Property, the cash value which a Person which is not an Affiliate of the Borrower would pay in an arms-length transaction to purchase the specified Property.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 4.1(ix).

“Fiscal Quarter” means a three-month period ending on the last day of December, March, June or September of any year.

“Fiscal Year” means a twelve-month period ending on the last day of December 31 of any year.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means, in respect of any Person, the country, state, county, city and political subdivisions in which such Person or such Person’s Property is located or which exercises valid jurisdiction over such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Borrower, the Restricted Subsidiaries or any of their Property or the Administrative Agent, any Lender or any applicable Lending Installation.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantor” means each of PVA Holding, PVA Oil & Gas, PVA Texas, and each other Material Domestic Subsidiary that guarantees the Obligations pursuant to Section 6.1.9, and its successors and assigns.

“Guaranty” means the Amended and Restated Subsidiary Guaranty made pursuant to Section 4.1(i) or Section 6.1.9 by the Guarantors in favor of the Administrative Agent, substantially in the form of Exhibit F, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents.

“Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, and any petroleum, petroleum products or petroleum distillates and associated oil or natural gas exploration, production and development wastes that are not exempted or excluded from being defined as “hazardous substances”, “hazardous materials”, “hazardous wastes” and “toxic substances” under such Environmental Laws.

“Highest Lawful Rate” shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or state law permits the higher interest rate, stated as a rate per annum. On each day, if any, that Chapter 303 of the Texas Finance Code, as amended (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069-1D.003) establishes the Highest Lawful Rate, such rate shall be the “indicated (weekly) rate ceiling” (as defined in Chapter 303 of the Texas Finance Code, as amended) for that day.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means, for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (ii) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (iv) all Capital Lease Obligations; (v) all obligations under Synthetic Leases; (vi) all Indebtedness (as described in the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (vii) all Indebtedness (as described in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or Property of others; (ix) obligations to deliver goods or services including Hydrocarbons in consideration of advance payments, including, without limitation, obligations under Advance Payment Contracts; (x) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (xi) any Indebtedness of a partnership for which such Person is liable either by agreement or because of a Governmental Requirement but only to the extent of such liability; (xii) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (xiii) Net Mark-to-Market Exposure.

“Initial Reserve Report” is defined in Section 4.1(xi).

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate amount of interest expense paid (or payable) in cash during such period on Indebtedness of the Borrower and its Consolidated Restricted Subsidiaries (including the interest portion of payments under Capital Leases and Synthetic Leases).

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” means, for any Person: (i) the acquisition (whether for cash, Property, services or securities or otherwise) of equity interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale), (ii) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business), or (iii) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Joint Bookrunner” means each of Bank One Capital Markets, Inc. and Wachovia Capital Markets, LLC, in its capacity as Joint Bookrunner.

“LC Fee” is defined in Section 2.19.4.

“LC Issuer” means Bank One (or any subsidiary or affiliate of Bank One designated by Bank One) in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time, plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.19.5.

“Lender” means each of the lending institutions listed on the signature pages of this Agreement or which becomes a signatory hereto as provided in Section 2.5 or Section 12.3.

“Lender Party Rate Management Transaction” means any Rate Management Transaction between the Borrower or any Restricted Subsidiary, on the one hand, and any Lender or any Affiliate of a Lender, on the other.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a mortgage, encumbrance or pledge, security agreement, conditional sale or trust receipt or a lease, Capital Lease, consignment or bailment for security purposes or (ii) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, the Facility LC Applications, the Facility LCs, the Collateral Documents, any Notes issued pursuant to Section 2.13, the Subordination Agreements, any documents evidencing a Lender Party Rate Management Transaction, all applications, all instruments, certificates and agreements now or hereafter executed or delivered to the Administrative Agent or any Lender pursuant to any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

“Loan Party” means the Borrower, each Guarantor and their respective successors and permitted assigns.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, (ii) the ability of the Borrower and its Restricted Subsidiaries taken as a whole to timely perform their obligations under the Loan Documents to which each is a party, or (iii) the legality, validity or enforceability of any of the Loan Documents or the rights, benefits or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder.

“Material Domestic Subsidiary” means as of any date, any Domestic Subsidiary that (i) is a wholly-owned Restricted Subsidiary and (ii) together with its Restricted Subsidiaries, owns Property having a Fair Market Value of $5,000,000 or more.

“MLP” means Penn Virginia Resource Partners, L.P., a Delaware limited partnership.

“Modify” and “Modification” are defined in Section 2.19.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement and Fixture Filing assigned and amended pursuant to the Assignment of Secured Indebtedness and the Mortgage Assignment and Amendment, any mortgage or deed of trust executed and delivered by each of the Borrower and its Restricted Subsidiaries hereunder, including pursuant to Section 6.1.9, and each mortgage supplement after execution and delivery of such mortgage supplement, in each case, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents.

“Mortgage Assignment and Amendment” means each Assignment and Amendment of Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement and Fixture Filing, in each case, delivered pursuant to Section 4.1 by the Borrower or any Loan Party as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents.

“Mortgaged Property” means the Property owned by the Borrower or any Guarantor and which is subject to the Liens existing and to exist under the terms of the Collateral Documents.

“Multiemployer Plan” means a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination

(assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date). All such determinations shall be made in accordance with GAAP.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.13.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower or any Guarantor to the Lenders or to any Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

“Oil and Gas Properties” means Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organic Documents” means, relative to any Person, its articles of organization, association, formation or incorporation (or comparable document), its by-laws, memorandum of association or operating agreement and all partnership agreements, limited liability company or operating agreements and similar arrangements applicable to ownership.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the last day of each quarter.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or which is intended to be qualified under Section 401(a) of the Code, excluding any such Plan which is a Multiemployer Plan, and which (i) is currently or hereafter sponsored, maintained or contributed to by the Borrower or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Borrower or an ERISA Affiliate.

“Pledge Agreement” means an Amended and Restated Pledge Agreement and Irrevocable Proxy made pursuant to Section 4.1 or Section 6.1.9 by a Pledgor in favor of the Administrative Agent, substantially in the form of Exhibit G, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents. The term “Pledge Agreement” shall include each and every Pledge Agreement executed and delivered by a Pledgor hereunder.

“Pledgor” means each of Borrower, PVA Holding, PVA Oil & Gas, and each other Material Domestic Subsidiary that executes and delivers a Pledge Agreement pursuant to Section 6.1.9, and its successors and assigns.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Prior Credit Agreement” is defined in the first recital.

“Prior Lenders” is defined in the first recital.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proved Developed Producing Hydrocarbon Reserves” shall mean those Proved Hydrocarbon Reserves which are recoverable from completion intervals currently open and producing to market. Improved recovery reserves are considered to be producing only after an improved recovery project has been installed and is in operation.

“Proved Hydrocarbon Reserves” shall mean those recoverable Hydrocarbons which have been proved to a high degree of certainty by reason of existing production, adequate testing, or in certain cases by adequate core data and other engineering and geologic information on zones which are present in existing wells or in known reservoirs. Reserves that can be produced economically through the application of established improved recovery techniques are included in the proved classification when (i) successful testing by a pilot project or the operation of any installed program in that reservoir or one in the immediate area with similar rock and fluid properties provides support for the engineering analysis on which the project or program was based, and (ii) it is reasonably certain the project will proceed. Reserves to be recovered by improved recovery techniques that have yet to be established through repeated economically successful applications are included in the proved category only after successful testing by a pilot project or after the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based. Improved recovery includes all methods for supplement natural reservoir including (a) pressure maintenance, (b) cycling and (c) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids.

“Purchasers” is defined in Section 12.3.1.

“PVA Holding” means Penn Virginia Holding Corp., a Delaware corporation.

“PVA Oil & Gas” means Penn Virginia Oil & Gas Corporation, a Virginia corporation.

“PVA Texas” means Penn Virginia Oil & Gas Corporation, a Texas corporation.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Redetermination Date” means the date that the redetermined Borrowing Base becomes effective subject to the notice requirements specified in Section 2.21(ii) both for scheduled redeterminations and unscheduled redeterminations.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 9.6.

“Required Lenders” means Lenders in the aggregate having at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Outstanding Credit Exposure.

“Reserve Report” means a report, in form and substance satisfactory to the Administrative Agent, setting forth, as of each January 1 or July 1 (or such other date in the event of an unscheduled redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Restricted Subsidiary” means, as of any date, any Subsidiary that is not designated as an Unrestricted Subsidiary either (i) on Schedule 5.14 or (ii) in the manner set forth in Section 6.2.6(ii). As of the Closing Date, the Restricted Subsidiaries are designated on Schedule 5.14 as such.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Scheduled Redetermination Date” means April 1st and October 1st of each year on which the Borrowing Base is scheduled for redetermination under Section 2.21, commencing April 1, 2004.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Subordination Agreement” means each Subordination Agreement made pursuant to Section 4.1(v) by certain Unrestricted Subsidiaries of the Borrower or made pursuant to Section 6.2.2(vi)(2) by other Subsidiaries of the Borrower that are not Guarantors in favor of the Agents, the LC Issuer and the Lenders, substantially in the form of Exhibit H, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents.

“Stated Rate” is defined in Section 2.20(a).

“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Syndication Agent” means Wachovia Bank, National Association in its capacity as contractual representative of the Lenders, and not in its individual capacity as a Lender, and any successor Syndication Agent.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 85% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Total Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis described under clauses (i) through (xii) of the definition of “Indebtedness”.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Subsidiary” means Penn Virginia Resource GP, LLC, a Delaware limited liability company, Penn Virginia Resource LP Corp., a Delaware corporation, Kanawa Rail Corp., a Virginia corporation, Penn Virginia Technology, Inc., a Delaware corporation, EnerSearch, Inc., a Virginia corporation, each of their respective Subsidiaries, and any other Subsidiary of Borrower that is designated either (i) on Schedule 5.14 or (ii) in the manner set forth in Section 6.2.6. As of the Closing Date, the Unrestricted Subsidiaries are designated on Schedule 5.14 as such.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization one hundred percent (100%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, provided such successors and assigns are permitted by the Loan Documents, and (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

ARTICLE II

THE CREDITS

2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower, in an amount not to exceed at any time outstanding the lesser of (x) the Commitment of such Lender or (y) the Pro Rata Share of such Lender of the Borrowing Base then in effect, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.

2.2. Required Payments; Termination. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.4. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5. Commitment Fee; Increases and Reductions in Aggregate Commitment.

(i) The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

(ii) The Borrower shall have the right, with the prior written consent of the Administrative Agent (provided that such consent shall not be unreasonably withheld or delayed), to increase the Aggregate Commitment; provided that notwithstanding anything to the contrary in this Agreement, (a) the Aggregate Commitment after giving effect to such proposed increase or increases shall not exceed the lesser of (1) the Borrowing Base then in effect, and (2) $300,000,000, (b) each Lender shall be offered a Pro Rata Share of such proposed increase, (c) no Default or Unmatured Default shall have occurred and be continuing at the effective date of such proposed increase, (d) on the effective date of such increase, no Eurodollar Loans shall be outstanding (or if any Eurodollar Loans are outstanding, the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Loans), (e) no Lender’s Commitment may be increased or decreased without the consent of such Lender and (f) if necessary, other eligible financial institutions may become Lenders to accommodate such proposed increase.

If the Borrower desires to effect an increase in the Aggregate Commitment, the Borrower and the financial institution(s) that the Borrower proposes to become a Lender hereunder, and, if applicable, the existing Lender(s) that the Borrower proposes to increase its existing Commitment shall (subject at all times to the consent of each such financial institution or each such existing Lender, as applicable) execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit D hereto (an “Additional Lender Certificate”). Upon receipt of such Additional Lender Certificate, if the Administrative Agent consents to the proposed increase in the Aggregate Commitment: (1) the amount of the Aggregate Commitment shall be so increased, (2) the Administrative Agent shall amend and distribute to the Borrower and the Lenders a revised schedule of Commitments for each Lender adding or amending, as applicable, the Commitment of any Lender executing the Additional Lender Certificate and the revised Pro Rata Shares of the Lenders, (3) any such additional Lender shall be deemed to be a party in all respect to this Agreement and the other Loan Documents as of the effective date set forth in such Additional Lender Certificate and (4) upon the effective date set forth in such Additional Lender Certificate, any such Lender party to the Additional Lender Certificate shall purchase a pro rata portion of the outstanding Loans (and participation interests in Facility LCs) of each of the current Lenders such that the Lenders (including any additional Lender, if applicable) shall hold their Pro Rata Share of the outstanding Loans (and participation interests) as reflected in the revised schedule of Commitments required by this Section 2.5(ii). If the Administrative Agent does not consent to the increase in the Aggregate Commitment in accordance with this Section 2.5(ii), the Commitment shall remain unchanged.

(iii) The Borrower shall have the right to permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.

2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

2.7. Prepayments.

2.7.1. Optional Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one Business Day’s prior notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding

Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent.

2.7.2. Mandatory Payments. If at any time the Aggregate Outstanding Credit Exposure exceeds the Borrowing Base then in effect (whether as a result of any adjustment or redetermination of the Borrowing Base in accordance with Sections 2.21, 6.1.8(iv) or 6.2.11 or otherwise), the Borrower shall (a) prepay the Loans in an aggregate principal amount equal to the excess, together with interest on the principal amount paid accrued to the date of such prepayment and any funding indemnification amounts required by Section 3.4, and (b) if a Borrowing Base Deficiency remains after prepaying all of the Loans as a result of LC Obligations, pay to the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral in a special collateral account as provided in Section 2.19.11. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral within sixty (60) days following its receipt of written notice from the Administrative Agent of any Borrowing Base Deficiency.

2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying: (i) the Borrowing Date, which shall be a Business Day, of such Advance, (ii) the aggregate amount of such Advance, (iii) the Type of Advance selected, and (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto. Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying: (i) the requested date, which shall be a Business Day, of such conversion or continuation, (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus two percent (2%) per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus two percent (2%) per annum and (iii) the LC Fee shall be increased by two percent (2%) per annum, provided that, during the continuance of a Default under Section 7.1(vi) or 7.1(vii), the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall (except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the

Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.19.6.

2.13. Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that its Loans be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and commitment fees for Eurodollar Advances and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest and commitment fees for Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365-day, or where appropriate 366-day, year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17. Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.18. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19. Facility LCs.

2.19.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $20,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance, provided, however, that any Facility LC with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the fifth business day prior to the Facility Termination Date) unless the Issuer provides prior notice of non-renewal to the beneficiary.

2.19.2. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.19.3. Notice. Subject to Section 2.19.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.19.4. LC Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time (which fee shall be increased by two percent (2%) per annum after the occurrence of an Default) on the average daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on each Payment Date beginning with the first Payment Date after such Facility LC is issued (“LC Fee”). The Borrower shall also pay to the LC Issuer for its own account (i) at the time of issuance of each Facility LC, a fronting fee for each Facility LC equal to the greater of (x) $500 or (y) 0.125% per annum on the initial stated amount thereof, such fee to be payable in arrears on each Payment Date beginning with the first Payment Date after such Facility LC is issued, and (ii) documentary and processing charges in connection with the issuance, Modification, cancellation, negotiation or transfer of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

2.19.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.19.6. Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of two percent (2%) plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.19.7. Obligations Absolute. The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.19.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.

2.19.8. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.19.9. Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and each Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or such Agent may incur (or which may be claimed against such Lender, the LC Issuer or such Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or such Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.19.10. Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

2.19.11. Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Administrative Agent, the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days. Nothing in this Section 2.19.11 shall either obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 2.7.2 or Section 8.1.

2.19.12. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.20. Limitation of Interest; Applicability of Texas Finance Code Chapter 346.

(a) The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.20 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.20, even if such provision declares that it controls. As used in this Section 2.20, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any other applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.20, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

(b) Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

2.21. Borrowing Base.

(i) Amount. For the period from and including the Closing Date to but not including the first Redetermination Date, the amount of the Borrowing Base shall be $200,000,000 (provided that the initial Aggregate Commitment shall be $150,000,000, until such time as the Borrower exercises its right to increase the Aggregate Commitment in accordance with Section 2.5(ii) or the Aggregate Commitments are otherwise adjusted in accordance with this Agreement). Notwithstanding the foregoing, the Borrowing Base will be subject to interim adjustments pursuant to either Section 6.1.8(iv) or Section 6.2.11.

(ii) Redetermination. On or before March 15th and September 15th of each year, commencing March 15, 2004, the Administrative Agent shall propose in writing to the Borrower and the Lenders a new Borrowing Base in accordance with Section 2.21(iii) (assuming receipt by the Administrative Agent of the Engineering Reports in a timely and complete manner). After having received notice of such proposal by the Administrative Agent, each Lender shall have fifteen (15) days to agree with such proposal or disagree by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval, such silence shall be deemed to be an approval. If, however, at the end of such 15-day period, the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, the proposed Borrowing Base, then the Borrowing Base shall be determined in accordance with Section 2.21(iv). After such redetermined Borrowing Base is approved by (a) all Lenders in the case of any increase in the Borrowing Base, (b) the Required Lenders in the case of any maintenance or any decrease in the Borrowing Base, or (c) as otherwise determined as provided in Section 2.21(iv), the Administrative Agent will notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base, and such amount shall become effective and applicable to the Borrower, the Agents, the LC Issuer and the Lenders as of the next succeeding April 1st or October 1st, as applicable. Notwithstanding the foregoing, however, any increase in the Borrowing Base shall require approval or deemed approval of all the Lenders as set forth in this Section 2.21(ii).

(iii) Engineering Reports. Upon receipt of the Reserve Report and such other reports, data and supplemental information, including the information provided pursuant to Section 6.1.7(iii), as may, from time to time, be reasonably requested by the Required Lenders (the “Engineering Reports”), the Administrative Agent will evaluate such information. The Administrative Agent, with the approval or deemed approval of the Lenders as set forth in Section 2.21(ii), but subject to the terms of Section 2.21(ii), shall, in good faith, redetermine the Borrowing Base based upon such information and such other information (including, without limitation, information described in the Engineering Reports, the status of title with respect to the Oil and Gas Properties and the existence of any other Indebtedness) as the Administrative Agent deems appropriate and consistent with its normal oil and gas lending criteria as it exists at the particular time. Such redetermination shall be accomplished not later than and effective as of the first (1st) day of each April and October of each calendar year, assuming that the Borrower shall have furnished the Engineering Reports in a timely and complete manner as required by Section 6.1.7. In assessing whether to approve or reject a proposed Borrowing Base, each Lender will assess, in good faith, the Engineering Reports and the other information as they deem appropriate and consistent with its respective oil and gas lending criteria and procedures as they exist at the particular time.

(iv) Consensus and Failure of Consensus. Except as hereinafter provided, the decision of the Lenders or Required Lenders, as applicable, with respect to any Borrowing Base determination shall control; provided, however, if the Lenders or Required Lenders, as applicable, have not approved or are not deemed to have approved the Borrowing Base as of the date such a determination is called for in Section 2.21(ii), the Administrative Agent shall determine the weighted arithmetic average of the Borrowing Bases determined by each Lender or each of the Required Lenders, as applicable, (weighted in accordance with each such Lender’s Pro Rata Share) for purposes of this Section 2.21 and such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date or the next date on which an interim redetermination occurs under Section 2.21(v) or the next adjustment under either Section 6.1.8(iv) or Section 6.2.11. Notwithstanding the foregoing, however, any increase in the Borrowing Base shall require approval or deemed approval of all the Lenders as set forth in Section 2.21(ii).

(v) Interim Redeterminations. The Borrower may, at its option, one time during any 12-month period initiate an interim redetermination of the Borrowing Base. In addition, the Borrower may, at its option, in connection with any acquisition (or any series of acquisitions occurring since the most recent redetermination of the Borrowing Base) by the Borrower or a Restricted Subsidiary of Oil and Gas Properties having a purchase price, either individually or in the aggregate, of $50,000,000 or more, initiate an interim redetermination of the Borrowing Base. The Administrative Agent (at the direction of the Required Lenders, in their option) may one time during any 12-month period initiate an interim redetermination of the Borrowing Base. The Borrowing Base also may be redetermined in accordance with Section 6.2.10(i).

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans or Facility LC or participation therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5. Taxes. (i) All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, any Facility LC issued or participated in, or otherwise, in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (a) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (b) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Section 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7. Time Limit; Etc.

(i) Time Limit. Notwithstanding anything to the contrary contained in Sections 3.1 through 3.6, the Borrower shall not be required to reimburse or pay any costs or expenses to any Lender as required by such Sections that have accrued more than 180 days prior to such Lender’s giving notice to the Borrower that such Lender has suffered or incurred such costs or expenses.

(ii) Non-Discriminatory Basis. None of the Lenders shall be permitted to pass through to the Borrower costs and expenses under Sections 3.1 through 3.6 on a discriminatory basis (i.e. which are not also passed through by such Lender to other customers of such Lender similarly situated when such customer is subject to documents containing similar provisions as those contained in such Sections).

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Initial Credit Extension. The Lenders’ obligation to make the initial Credit Extension hereunder is subject to following conditions precedent being satisfied, including but not limited to the Administrative Agent having received on or before the date of such initial Credit Extension each of the documents listed below duly executed on behalf of each party thereto, each in form and substance satisfactory to the Administrative Agent, and the Administrative Agent determining that all such conditions precedent have otherwise been satisfied:

(i) Certain Loan Documents. The Administrative Agent shall have received multiple counterparts, as requested by the Administrative Agent, of the following documents: (a) this Agreement; (b) the Fee Letter; (c) the Guaranty duly completed and executed by each Guarantor; (d) the Assignment of Secured Indebtedness; (e) the Mortgage Assignment and Amendment, described on Exhibit E, duly completed and executed in a sufficient number of counterparts for recording, if necessary, and all documents and instruments, including Uniform Commercial Code Financing Statements (Form UCC-1), required by law or reasonably requested by the Administrative Agent with respect to such Mortgage Assignment and Amendment (or the underlying Mortgages); (f) the Pledge Agreements required by Section 4.1(ii); (g) any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender; and (h) the other Collateral Documents, including those described on Exhibit E, duly completed and executed in a sufficient number of counterparts for recording, if necessary. In connection with the execution and delivery of the Collateral Documents, the Administrative Agent shall be reasonably satisfied that the Collateral Documents create or continue, as applicable, first priority, perfected Liens (subject only to Excepted Liens identified in clauses (i) to (v), (vii) and (viii) of the definition thereof) on at least the lesser of (i) 75% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report or (ii) 125% of the Aggregate Commitment.

(ii) Pledge Agreements. The Administrative Agent shall have received counterparts of a Pledge Agreement, dated as of the Closing Date, duly executed and delivered by each Pledgor, together with the following:

(a) From Borrower. (1) stock certificates representing 100% of the outstanding shares of common stock of all Restricted Subsidiaries, and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates; and (2) all documents and instruments, including Uniform Commercial Code Financing Statements (Form UCC-1), required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Pledge Agreement.

(b) From PVA Holding. (1) stock certificates representing 100% of the outstanding shares of common stock of PVA Oil & Gas, and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates; and (2) all documents and instruments, including Uniform Commercial Code Financing Statements (Form UCC-1), required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Pledge Agreement.

(c) From PVA Oil & Gas. (1) stock certificates representing 100% of the outstanding shares of common stock of PVA Texas, and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates; and (2) all documents and instruments, including Uniform Commercial Code Financing Statements (Form UCC-1), required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Pledge Agreement.

(iii) Organizational Documents. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party dated as of the Closing Date, on which the Administrative Agent and the Lenders may conclusively rely until the Administrative Agent receives notice in writing from the Borrower to the contrary, certifying:

(a) that attached to each such certificate are (1) a true and complete copy of the Organic Documents of such Loan Party, as the case may be, as in effect on the date of such certificate, (2) a true and complete copy of a certificate from the Governmental Authority of the state of such entity’s organization certifying that such entity is duly organized and validly existing in such jurisdiction, and (3) a true and complete copy of a certificate of good standing with respect to such entity from the Governmental Authority of the state of such entity’s organization;

(b) that attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors or management committee of such Loan Party, as applicable, authorizing the execution, delivery and performance of each of the Loan Documents to which such Loan Party is or is intended to be a party; and

(c) as to the incumbency and specimen signature of each officer of such Loan Party (1) who is authorized to execute the Loan Documents to which such Loan Party is or is intended to be a party and (2) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby.

(iv) Legal Opinions. The Administrative Agent shall have received a written opinion of Nancy M. Snyder, Esq., as general counsel to Borrower and the Guarantors, addressed to the Lenders in form and substance satisfactory to the Administrative Agent.

(v) Subordination Agreements. The Administrative Agent shall have received multiple counterparts of the Subordination Agreement from each Unrestricted Subsidiary designated as a lender on Schedule 6.2.2 duly executed by each such Unrestricted Subsidiary.

(vi) UCC and Lien Searches. The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior liens or security interests encumbering the Mortgaged Properties other than permitted by Section 6.2.3 for each of the following jurisdictions: Delaware, Kentucky, Louisiana, Mississippi, Texas, Virginia and West Virginia.

(vii) Insurance. The Administrative Agent and the Lenders shall have received certificates, dated within fifteen (15) days of the Closing Date, from the Borrower’s insurers reflecting (a) compliance with all of the insurance required by Section 6.1.3 and by the Collateral Documents and (b) that such insurance is in full force and effect.

(viii) Compliance Certificate. The Administrative Agent shall have received from Borrower a compliance certificate substantially in the form of Exhibit A.

(ix) Financial Statements. The Administrative Agent shall have received the financial statements described in Section 5.2(i).

(x) Environmental Review. The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties and operations of the Borrower and its Restricted Subsidiaries.

(xi) Initial Reserve Report. The Administrative Agent shall have received a reserve engineering report as of December 31, 2002, prepared by one or more Approved Petroleum Engineers, as supplemented by a reserve report as of June 30, 2003 prepared by or under the supervision of the chief engineer of the Borrower (which supplemental reserve report shall be certified by the chief engineer of the Borrower as being true and accurate and having been prepared in accordance the procedures used to prepare the December 31, 2002 engineering report) (collectively, the “Initial Reserve Report”) with respect to the value of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries acceptable to the Administrative Agent using such reasonable assumptions as the Administrative Agent shall specify (including such discount rates and projected hydrocarbon price assumptions) and such other reserve, engineering, geological and title information as may be requested by the Administrative Agent.

(xii) Borrowing Base Determination. Determination of an initial Borrowing Base acceptable to the Borrower and all of the Lenders.

(xiii) Prior Credit Agreement. The Administrative Agent shall have received satisfactory evidence that the Prior Credit Agreement and the other “Loan Documents” defined therein shall have been assigned to the Lenders pursuant to the Assignment of Secured Indebtedness and the Mortgage Assignment and Amendment.

(xiv) Money Transfer Instructions. The Administrative Agent shall have received written money transfer instructions, in substantially the form of Exhibit C, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(xv) Facility LC Application. If the initial Credit Extension will be the issuance of a Facility LC, the Administrative Agent shall have received a properly completed Facility LC Application.

(xvi) Other Documents. The Administrative Agent shall have received such other documents as any Lender or its counsel may have reasonably requested.

(xvii) Satisfactory Legal Form. All documents executed or submitted pursuant hereto by and on behalf of the Borrower or any other Loan Party shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent and its counsel shall have received all information, approvals, documents or instruments as the Administrative Agent or its counsel may reasonably request.

(xviii) Fees and Expenses. The Administrative Agent, the other Agents and the Lenders shall have received all fees and other amounts due and payable pursuant to this Agreement or any other Loan Document on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(xix) Due Diligence. The Administrative Agent shall be satisfied, in its reasonable discretion with its due diligence in connection with the Property and operations of the Borrower, its Subsidiaries and the Guarantors.

4.2. Each Credit Extension. The Lenders shall not be required to make any Credit Extension or reissuance or Modification of a Facility LC unless on the applicable Credit Extension Date or the date of such reissuance or Modification all of the following conditions precedent have been satisfied:

(i) There exists no Default or Unmatured Default.

(ii) No Material Adverse Effect shall have occurred since December 31, 2002.

(iii) No litigation, arbitration, governmental proceeding, claim for Taxes or Other Taxes, dispute or administrative or other proceeding shall be pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(iv) The representations and warranties contained in Article V and in the other Loan Documents are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(v) The making of such Credit Extension would not conflict with, or cause any Lender to exceed, any applicable Government Requirements.

(vi) The Administrative Agent shall have received a timely request therefor pursuant to Article II.

(vii) All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice or request for issuance, reissuance or Modification of a Facility LC with respect to each such Credit Extension shall be deemed to constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i), (ii) (iii) (iv) and (v) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit A as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that each representation and warranty herein is given as of the Closing Date and shall be deemed repeated and reaffirmed on the dates of each Credit Extension and issuance, reissuance or Modification of a Facility LC as provided in Section 4.2:

5.1. Existence. The Borrower and each Restricted Subsidiary: (a) is duly organized or formed, legally existing and in good standing, if applicable, under the laws of the jurisdiction of its formation, except as to any Restricted Subsidiary where the failure to so exist or remain in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where failure to have such power could not reasonably be expected to have a Material Adverse Effect and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to have a Material Adverse Effect.

5.2. Financial Position; No Material Adverse Effect.

(i) The Borrower has heretofore furnished to the Administrative Agent and the Lenders its consolidated balance sheet, and the related consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its consolidated Subsidiaries (a) as of and for the Fiscal Year ended December 31, 2002, audited by and accompanied by the unqualified opinion of KPMG, independent certified public accountants, and (b) as of and for the Fiscal Quarter ended September 30, 2003, certified by an Authorized Officer of the Borrower that such financial statements present fairly in all material respects, the financial condition and results of operations of the Borrower and its Subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

(ii) Except as disclosed to the Administrative Agent in writing, neither the Borrower nor any consolidated Restricted Subsidiary of the Borrower has any material contingent liabilities, material liabilities for taxes, unusual and material forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the consolidated balance sheets of the Borrower or as otherwise disclosed to the Lenders in writing.

(iii) The Borrower has disclosed to the Lenders in writing any and all facts that, in the reasonable good faith judgment of the Borrower, could reasonably be expected to result in a Material Adverse Effect.

5.3. Litigation. Except as set forth on Schedule 5.3, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary which involves the possibility of any judgment or liability against the Borrower or any Restricted Subsidiary not fully covered by insurance (except for normal deductibles) and which if adversely determined could reasonably be expected to have a Material Adverse Effect.

5.4. No Breach. Neither the execution and delivery of this Agreement and the Loan Documents nor compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter or by-laws of the Borrower or any Restricted Subsidiary, any Governmental Requirement or any material agreement or instrument to which the Borrower or any Restricted Subsidiary is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any Restricted Subsidiary pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents.

5.5. Authority; Enforceability. The Borrower and each Restricted Subsidiary have all necessary power and authority to execute, deliver and perform its obligations under this Agreement and the Loan Documents to which it is a party. The execution, delivery and performance by the Borrower and each Restricted Subsidiary of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on its and its shareholders’ part, and this Agreement and the Loan Documents constitute the legal, valid and binding obligations of the Borrower and each Restricted Subsidiary party thereto, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and general principles of equity.

5.6. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any third Person are necessary for the execution, delivery or performance by the Borrower or any Restricted Subsidiary of this Agreement or the Loan Documents or for the validity or enforceability thereof, except for (i) the recording and filing of the Collateral Documents as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default or Unmatured Default hereunder, could not reasonably be expected to have a Material Adverse Effect and do not have an adverse effect on the enforceability of the Loan Documents.

5.7. Use of Loans and Letters of Credit. The proceeds of the Loans and the Facility LCs shall be used (i) to provide working capital to the Borrower and its Subsidiaries, (ii) to finance capital expenditures and acquisitions (other than acquisitions of “margin stock”) of the Borrower and its Subsidiaries, (iii) to provide for letters of credit for the account of the Borrower and its Subsidiaries, and (iv) to purchase, restructure, rearrange, renew, extend and continue the Existing Indebtedness as described in Section 9.14. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan or Facility LC will be used for any purpose which violation the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

5.8. ERISA. Except where the taking of such action (or where the failure to take such action, as applicable) could reasonably be expected to have a Material Adverse Effect:

(i) the Borrower and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan; (ii) each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code; (iii) no act, omission or transaction has occurred with respect to any Plan which could result in imposition on the Borrower or any ERISA Affiliate (whether directly or indirectly) of (a) either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (b) breach of fiduciary duty liability damages under section 409 of ERISA; (iv) no Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated in the last six years. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower or any ERISA Affiliate has been or is expected by the Borrower or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred; (v) full payment when due has been made of all amounts which the Borrower or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan; (vi) the actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended Fiscal Year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $2,000,000. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA; (vii) neither the Borrower nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, that may not be terminated by the Borrower or any ERISA Affiliate in its sole discretion at any time without any material liability; (viii) none of the Borrower or any ERISA

Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan; and (ix) none of the Borrower or any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

5.9. Taxes. Each of the Borrower and its Subsidiaries has filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except any such taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. No tax lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such tax or other such governmental charge.

5.10. Titles, Etc.

(i) Each of the Borrower and the Restricted Subsidiaries has good and defensible title to its material Oil and Gas Properties and good title to its material personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 6.2.3. After giving full effect to the Excepted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.

(ii) All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would affect in any material respect the conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole.

(iii) The rights, Properties and other assets presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

(iv) All of the assets and Properties of the Borrower and the Restricted Subsidiaries that are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards.

5.11. No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to the Administrative Agent and the Lenders (or any of them) by the Borrower or any Restricted Subsidiary or any of their Affiliates in connection with the negotiation of this Agreement and any amendments or modifications thereto contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to the Borrower and the Restricted Subsidiaries taken as a whole. There is no fact peculiar to the Borrower or any Restricted Subsidiary which has a Material Adverse Effect or in the future is reasonably likely to have (so far as the Borrower can now foresee) a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to the Administrative Agent by or on behalf of the Borrower or any Restricted Subsidiary prior to, or on, the Closing Date in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Reserve Report is necessarily based upon professional opinions, estimates and projections and that Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. No representation or warranty is made with respect to any Hydrocarbon Interest to which no Proved Hydrocarbon Reserves are properly attributed.

5.12. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.13. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.14. Subsidiaries. Except as set forth on Schedule 5.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders) that shall be a supplement to Schedule 5.14, the Borrower has no Subsidiaries. Schedule 5.14 identifies each Subsidiary as either Restricted or Unrestricted, and each Restricted Subsidiary on such schedule is a wholly-owned Subsidiary.

5.15. Jurisdiction of Incorporation or Organization. The Borrower’s state of incorporation is Virginia. The state of incorporation or organization of each Restricted Subsidiary is stated on Schedule 5.14.

5.16. Defaults. Neither the Borrower nor any Restricted Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any material agreement or instrument to which the Borrower or any Restricted Subsidiary is a party or by which the Borrower or any Restricted Subsidiary is bound which default could reasonably be expected to have a Material Adverse Effect. No Default hereunder has occurred and is continuing.

5.17. Environmental Matters. Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (iii), (iv) and (v) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(i) neither any Property of the Borrower or any Restricted Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(ii) no Property of the Borrower or any Restricted Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(iii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Restricted Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Restricted Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(iv) all hazardous substances, solid waste and oil and gas exploration and production wastes, if any, generated at any and all Property of the Borrower or any Restricted Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(v) the Borrower has taken all steps reasonably necessary to determine and has determined that no hazardous substances, solid waste or oil and gas exploration and production wastes, have been disposed of or otherwise released, and there has been no threatened release of any hazardous substances on or to any Property of the Borrower or any Restricted Subsidiary, except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(vi) to the extent applicable, all Property of the Borrower and each Restricted Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(vii) neither the Borrower nor any Restricted Subsidiary has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

5.18. Compliance with the Law; Maintenance of Properties. Neither the Borrower nor any Restricted Subsidiary has violated any applicable Governmental Requirement binding upon it or its Properties or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) after the Closing Date, no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) owned by the Borrower or any of its Restricted Subsidiaries is deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties) owned by the Borrower or any of its Restricted Subsidiaries.

5.19. Insurance. The Borrower has, and has caused all its Restricted Subsidiaries to have, (i) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (ii) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Restricted Subsidiaries. The Agents, the LC Issuer and the Lenders have been named as additional insureds in respect of such liability insurance policies.

5.20. Rate Management Transactions. Schedule 5.20 sets forth, as of October 31, 2003, a true and complete list of all Rate Management Transactions (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

5.21. Restriction on Liens. Neither the Borrower nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement (other than instruments creating Liens permitted by Sections 6.2.3(iii), (iv) and (v), but then only on the Property subject of such Lien), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their respective assets or Properties to secure the Obligations and the Loan Documents.

5.22. Intellectual Property. The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

5.23. Material Personal Property. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower’s or its Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 5.23 could not reasonably be expect to have a Material Adverse Effect).

5.24. Business. The Borrower and its Restricted Subsidiaries have not conducted and are not conducting any business other than businesses relating to the exploration, development, financing, acquisition, ownership, operation, maintenance, storage, transporting and marketing of the Oil and Gas Properties and related activities as currently conducted.

5.25. Solvency. Neither the Borrower nor any Restricted Subsidiary of the Borrower (i) is “insolvent” (within the meaning of Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Conveyance Act or Section 2 of the Uniform Fraudulent Transfer Act) or will become insolvent as a result of the incurrence of any obligation under any Loan Document to which it is a party; or (ii) has unreasonably small capital (after giving effect to the transactions contemplated in any Loan Document to which it is a party) for the conduct of its existing and contemplated business. Each of the Borrower and its Restricted Subsidiaries is able to perform its contingent obligations and other commitments as they mature in the normal course of business.

5.26. Licenses, Permits, Etc. The Borrower and each of its Restricted Subsidiaries possess such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities, as are necessary to carry on their respective businesses as now conducted and as proposed to be conducted, except to the extent a failure to obtain any such item could not reasonably be expected to result in a Material adverse Effect.

5.27. Fiscal Year. The Borrower’s Fiscal Year is January 1 through December 31.

ARTICLE VI

COVENANTS

The Borrower covenants and agrees that, so long as any of the Aggregate Commitments is in effect and until payment in full of all Obligations and termination or expiration of all Facility LCs issued hereunder, all interest thereon and all other amounts payable by the Borrower hereunder and under the other Loan Documents:

6.1. Affirmative Covenants.

6.1.1. Reporting Requirements. The Borrower shall deliver, or shall cause to be delivered, to the Administrative Agent (and, with respect to the financial statements delivered pursuant to Sections 6.1.1(i) and (ii), with sufficient copies of each for the Lenders):

(i) Annual Financial Statements. As soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, the audited consolidated and unaudited consolidating statements of income, stockholders’ equity, changes in financial position and cash flow of (a) the Borrower and its consolidated Subsidiaries and (b) the MLP and its Subsidiaries for such Fiscal Year, and the related audited consolidated and unaudited consolidating balance sheets of the Borrower and its consolidated Subsidiaries and the MLP and its Subsidiaries as at the end of such Fiscal Year, and setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, and accompanied by either (x) with respect to any audited financial statements, the related opinion of independent public accountants of recognized national standing acceptable to the Administrative Agent which opinion shall state that said financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries and the MLP and its Subsidiaries as at the end of, and for, such Fiscal Year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or (y) with respect to any unaudited financial statements, the certificate of an Authorized Officer, which certificate shall state that said financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries and the MLP and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period.

(ii) Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, consolidated and consolidating statements of income, stockholders’ equity, changes in financial position and cash flow of the Borrower and its consolidated Subsidiaries and the MLP and its Subsidiaries for such period and for the period from the beginning of the respective Fiscal Year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year, accompanied by the certificate of an Authorized Officer, which certificate shall state that said financial statements fairly present, in all material respects, the consolidated and the consolidating financial condition and results of operations of the Borrower and its consolidated Subsidiaries and the MLP and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(iii) Notice of Default, Etc. Promptly after the Borrower knows that any Default or any Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action the Borrower proposes to take with respect thereto.

(iv) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Subsidiary, and a copy of any response by the Borrower or any such Subsidiary of the Borrower, or the Board of Directors of the Borrower or any such Subsidiary of the Borrower, to such letter or report.

(v) SEC Filings, Etc. Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally and each regular or periodic report and any registration statement or prospectus filed by the Borrower with any securities exchange or the SEC.

(vi) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement in respect of Indebtedness in excess of $2,000,000, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 6.1.

(vii) Rate Management Transactions. Together with the delivery of the financial information to be supplied under Sections 6.1.1(i) and (ii), a report, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such Fiscal Quarter or Fiscal Year, a true and complete list of all Rate Management Transactions (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 5.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(viii) Compliance Certificates. At the time it furnishes each set of financial statements under Sections 6.1.1(i) and (ii) above, a certificate substantially in the form of Exhibit A hereto executed by an Authorized Officer (a) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and (b) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Section 6.2.1 and Section 6.1.9(i) as of the end of the respective Fiscal Quarter or Fiscal Year.

(ix) Taxes and Claims. In the event (a) not previously disclosed in the financial statements delivered under Section 6.1.1(i) and Section 6.1.1(ii) above and (b) that the amount of contested taxes or claims under Section 6.1.12 are in excess of $2,000,000 in the aggregate at any one time, written notice from an Authorized Officer of such circumstances, in detail satisfactory to the Administrative Agent.

(x) Notice of Sales. In the event the Borrower or any Restricted Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties in accordance with this Agreement (but only if such transaction involves the disposition of Oil and Gas Properties for a value in excess of $2,000,000) prior written notice of such disposition, the price thereof and the anticipated date of closing.

(xi) Information Regarding Borrower and Guarantors. Prior written notice of any change (a) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (b) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (c) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, and (d) in the Borrower or any Guarantor’s federal taxpayer identification number.

(xii) Casualty and Condemnation. Prompt written notice, and in any event within three (3) Business Days, of the occurrence of any Casualty Event to the Mortgaged Property or the commencement of any action or proceeding for the taking of any material portion of the Mortgaged Property or any part thereof or interest therein under power of eminent domain or by condemnation, nationalization or similar proceeding.

(xiii) Lists of Purchasers. Promptly following the written request from the Administrative Agent thereof, a list of all Persons disbursing proceeds to the Borrower or any Restricted Subsidiary from its Oil and Gas Properties.

(xiv) Other Matters. From time to time, such other information regarding the business, affairs or financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Administrative Agent (at the request of any Lender) may reasonably request.

(xv) Intercompany Indebtedness. At the time it furnishes each set of financial statements under Sections 6.2.2(vi) above, a certificate executed by an Authorized Officer certifying as to the amount of all intercompany Indebtedness permitted to be incurred pursuant to Section 6.2.2(vi) outstanding as of the end of the respective Fiscal Year and setting forth in reasonable detail the lender and borrower with respect thereto, whether a Subordination Agreement from the lender with respect thereto has been provided to the Administrative Agent (which Subordination Agreement shall remain in full force and effect as of the date of such certificate) and such additional information related thereto as the Administrative Agent may request.

6.1.2. Litigation. The Borrower shall promptly give to the Administrative Agent notice of all legal or arbitral proceedings, and of all proceedings before any Governmental

Authority filed against the Borrower or any Restricted Subsidiary, except proceedings which, if adversely determined, could not reasonably be expected to result in liability not fully covered by insurance, subject to normal deductibles, in excess of $2,000,000 (whether individually or in the aggregate).

6.1.3. Maintenance, Compliance with Laws, Inspections, Insurance, Etc.

(i) The Borrower shall, and shall cause each Restricted Subsidiary to: (a) except as permitted in Section 6.2.10, preserve and maintain its existence and all of its material rights, privileges and franchises and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; (b) keep books of record and account in accordance with GAAP; (c) comply with all Governmental Requirements if failure to comply with such requirements could reasonably be expected to have a Material Adverse Effect; (d) upon reasonable notice, permit representatives of the Administrative Agent or any Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); and (e) keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance against risks as is usually carried by such Persons. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and naming the Administrative Agent and the Lenders as “additional insureds” and shall provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

(ii) Contemporaneously with the delivery of the financial statements required by Section 6.1.1(i) to be delivered for each year, the Borrower will furnish or cause to be furnished to the Administrative Agent a certificate of insurance coverage from the insurer in form and substance satisfactory to the Administrative Agent and, if requested, will furnish the Administrative Agent and the Lenders copies of the applicable policies.

(iii) The Borrower will, and will cause each Restricted Subsidiary to, operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration and Environmental Laws and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(iv) The Borrower, at its own expense, will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve and keep in good repair,

working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its material Oil and Gas Properties and other material Properties will be preserved and maintained, except to the extent a portion of such Properties is no longer capable of commercially producing Hydrocarbons. The Borrower will, and will cause each Restricted Subsidiary to, promptly: (a) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder, and (b) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except in each case of clauses (a) and (b) to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts and except for dispositions permitted by Section 6.2.11. The Borrower will and will cause each Restricted Subsidiary to operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements. To the extent the Borrower is not the operator of such Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 6.1.3(iv).

6.1.4. Environmental Matters.

(i) The Borrower will, and will cause each Restricted Subsidiary to, establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following could not reasonably be expected to have a Material Adverse Effect: (a) all Property of the Borrower and the Restricted Subsidiaries and the operations conducted thereon and other activities of the Borrower and the Restricted Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (b) no oil, oil and gas production or exploration wastes, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (c) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA and (d) no oil, oil and gas exploration and production wastes or hazardous substances or solid wastes are released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

(ii) The Borrower will promptly notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority against the Borrower or any of its Restricted Subsidiaries or their Properties which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability, not fully covered by insurance, subject to normal deductibles, (whether individually or in the aggregate) in excess of $2,000,000.

6.1.5. Further Assurances. The Borrower at its expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Collateral Documents, Obligations and this Agreement, or to further evidence and more fully describe the Collateral, or to correct any omissions in the Collateral Documents, or to state more fully the security obligations set out herein or in any of the Collateral Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Collateral Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.

6.1.6. Performance of Obligations. The Borrower will pay the Obligations according to the terms set forth in this Agreement and the Loan Documents and the Borrower will and will cause each Restricted Subsidiary to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents and this Agreement, at the time or times and in the manner specified.

6.1.7. Reserve Reports.

(i) On or before March 1 and September 1 of each year, commencing March 1, 2004, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report. The Reserve Report as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers, and the June 30 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(ii) In the event of an unscheduled redetermination of the Borrowing Base, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report. For any unscheduled redetermination requested by the Required Lenders or the Borrower pursuant to Section 2.21(v), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(iii) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders, a certificate from an Authorized Officer certifying that, to the best of his knowledge and in all material respects: (a) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (b) the Borrower or its Restricted Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 6.2.3, (c) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (d) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Required Lenders and (e) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Property.

6.1.8. Title Information.

(i) The Administrative Agent shall have received not later than ninety (90) days immediately following the Closing Date title opinions or other title information, as the Administrative Agent may reasonably require, satisfactory to the Administrative Agent setting forth the status of title to at least 60% of the value of the Oil and Gas Properties evaluated in the Initial Reserve Report and included in the Borrowing Base.

(ii) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 6.1.7(i), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 60% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(iii) If the Borrower has provided title information for additional Properties under Section 6.1.8(ii), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 6.2.3 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions (except for Excepted Liens) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 60% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(iv) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 60% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default or an Unmatured Default, but instead the Administrative Agent and the Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 60% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Majority Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 60% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report. This new Borrowing Base shall become effective immediately after receipt of such notice.

6.1.9. Additional Collateral; Additional Guarantors.

(i) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least the lesser of (i) 75% of the total value of the Oil and Gas Properties evaluated in the most recent Reserve Report and included in the Borrowing Base after giving effect to exploration and production activities, acquisitions, dispositions and production or (ii) 125% of the Aggregate Commitment. In the event that the Mortgaged Properties do not represent at least the lesser or (i) 75% of such total value or (ii) 125% of the Aggregate Commitment, then the Borrower shall, and shall cause its Restricted Subsidiaries to, grant to the Administrative Agent as security for the Obligations a first-priority Lien interest (subject only to Excepted Liens of the type described in clauses (i) to (v), (vii) and (viii) of the definition thereof) on additional Oil and Gas Properties not already subject to a Lien of the Collateral Documents such that after giving effect thereto, the Mortgaged Properties will represent at least the lesser of (i) 75% of such total value or (ii) 125% of the Aggregate Commitment. All such Liens will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements, or other Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 6.1.9(ii).

(ii) In the event that the Borrower determines that any Subsidiary is a Material Domestic Subsidiary, the Borrower shall promptly cause such Material Domestic Subsidiary to guarantee the Obligations pursuant to the Guaranty. In connection with any such guaranty, the Borrower shall, or shall cause such Material Domestic Subsidiary or another Subsidiary to, (a) execute and deliver a supplement to the Guaranty executed by such Domestic Material Subsidiary, (b) pledge all of the capital stock of such Domestic Material Subsidiary (including, without limitation, delivery of original stock certificates evidencing the capital stock of such Material Domestic Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (c) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

6.1.10. ERISA Information and Compliance. As soon as available, and in any event, within ten (10) days after the Borrower obtains knowledge of any of the following, the Borrower will furnish and will cause each ERISA Affiliate to promptly furnish to the Administrative Agent with sufficient copies to the Lenders (i) a written notice signed by an Authorized Officer describing the occurrence of any ERISA Event or of any material “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, and specifying what action the Borrower or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, (ii) copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan and (iii) a written notice of the Borrower’s or an ERISA Affiliate’s participation in a Multiemployer Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each ERISA Affiliate to, (a) satisfy in full and in a timely manner, without incurring any material late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (b) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any material late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

6.1.11. Business of the Borrower. The primary business of the Borrower and its consolidated Restricted Subsidiaries is and will continue to be the acquisition, exploration for, development, production, transportation, processing and marketing of Hydrocarbons and accompanying minerals.

6.1.12. Payment of Taxes and Claims. The Borrower will pay, and will cause each of its Restricted Subsidiaries to pay, (i) all taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (ii) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien (other than an Excepted Lien) on any of its assets; provided, however, no payment of taxes or claims shall be required if (a) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no material part of the property or assets of the Borrower or any of its Restricted Subsidiaries are subject to levy or execution, and (b) the Borrower as and to the extent required in accordance with GAAP, shall have set aside on its books reserves (segregated to the extent required by GAAP) deemed by it to be adequate with respect thereto.

6.1.13. Permits, Licenses. The Borrower shall, and shall cause each Restricted Subsidiary to, maintain all material patents, copyrights, trademarks, service marks and trade names necessary to conduct its business, including, without limitation all consents, permits, licensees and agreements material to their Oil and Gas Properties.

6.1.14. Legal Opinion. The Borrower shall deliver to the Administrative Agent not later than December 19, 2003, the written opinion of Vinson & Elkins L.L.P., as special counsel to Borrower and the Guarantors, addressed to the Lenders with respect to, inter alia, the enforceability of this Agreement, the Guaranty, the Pledge Agreement and the Subordination Agreement, each as delivered in accordance with Section 4.1, which opinion shall be in form and substance satisfactory to the Administrative Agent.

6.2. Negative Covenants

6.2.1. Financial Covenants.

(i) Total Debt to EBITDAX Ratio. The Borrower will not permit at any time its ratio of Total Debt to EBITDAX (calculated quarterly at the end of each Fiscal Quarter on a rolling four quarter basis) to be more than 3.5 to 1.0.

(ii) EBITDAX to Interest Expense Ratio. The Borrower will not permit at any time its ratio of EBITDAX to Interest Expense (calculated quarterly at the end of each Fiscal Quarter on a rolling four quarter basis) to be less than 2.5 to 1.0.

6.2.2. Indebtedness. Neither the Borrower nor any Restricted Subsidiary will incur, create, assume or suffer to exist any Indebtedness, except:

(i) the Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Obligations arising under the Loan Documents;

(ii) Indebtedness of the Borrower and its Restricted Subsidiaries existing on the Closing Date that is listed in Schedule 6.2.2, and any refinancings, renewals or extensions (but not increases) thereof;

(iii) accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than ninety (90) days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor;

(iv) Indebtedness under Capital Leases (as required to be reported on the financial statements of the Borrower pursuant to GAAP) not to exceed $5,000,000;

(v) Indebtedness associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;

(vi) unsecured intercompany Indebtedness between (a) the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 6.2.5(vii); provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or a Restricted Subsidiary, and, provided further, that any such Indebtedness owed by either the Borrower or a Guarantor shall be subordinated to the Obligations on terms set forth in the Guaranty and (b) the Borrower and any Subsidiary of the Borrower or between Subsidiaries of the Borrower provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or a Subsidiary of the Borrower, and, provided further that any such Indebtedness owed by the Borrower or a Guarantor to any Subsidiary of the Borrower that is not a Guarantor shall be subordinated to the Obligations on the term set forth in a Subordination Agreement that shall have been delivered by such Subsidiary to the Administrative Agent prior to the incurrence of such Indebtedness;

(vii) endorsements of negotiable instruments for collection in the ordinary course of business;

(viii) Indebtedness under Rate Management Transactions permitted by Section 6.2.18; and

(ix) other Indebtedness (not included under subsections (i) through (viii) of this Section 6.2.2) not to exceed $10,000,000 in the aggregate at any one time outstanding.

6.2.3. Liens. Neither the Borrower nor any Restricted Subsidiary will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(i) Liens securing the payment of any Obligations;

(ii) Excepted Liens;

(iii) Liens securing leases giving rise to Indebtedness allowed under Section 6.2.2(iv) but only on the Property under lease;

(iv) Liens (including the deposit of margin) on cash or other securities securing Rate Management Transactions permitted by Section 6.2.18, provided that the aggregate amount of cash and securities upon which such Liens have been granted do not exceed $7,500,000;

(v) Liens disclosed on Schedule 6.2.3;

(vi) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses in this Section 6.2.3; provided that any such Indebtedness is not increased beyond the amount thereof outstanding on the Closing Date (other than increases associated with the capitalization of refinancing costs) and is not secured by any additional assets; and

(vii) additional Liens upon Property created after the date hereof, provided that the aggregate obligations secured thereby and incurred on or after the date hereof shall not exceed $1,000,000 in the aggregate at any one time outstanding.

6.2.4. Dividends, Distributions and Redemptions. The Borrower will not directly or indirectly declare or pay or incur any liability to pay, and the Borrower will not permit any of its Restricted Subsidiaries to directly or indirectly declare or pay, or incur any liability to pay any dividends or other distributions; provided that (i) any Subsidiary may pay dividends or make distributions to the Borrower or any Restricted Subsidiary, and (ii) if no Borrowing Base Deficiency then exists and no Default or Unmatured Default has occurred and is continuing or would result therefrom, the Borrower may (a) declare and pay dividends solely in additional shares of capital stock of the Borrower, (b) repurchase or redeem shares of its capital stock issued to its employees, officers or directors in an amount not to exceed $1,000,000 in any 12-month period, provided, however, that prior to January 1, 2004, the Borrower and its Restricted Subsidiaries may pay dividends or make distributions in an amount not to exceed $3,000,000 in the aggregate for all such dividends or distributions, and (c) on or after January 1, 2004, pay cash dividends and distributions to its shareholders from funds legally available for such purpose during any Fiscal Quarter in an amount not in excess of the amount of cash dividends or distributions received by the Borrower from the MLP during such Fiscal Quarter.

6.2.5. Investments, Loans and Advances. Neither the Borrower nor any Restricted Subsidiary will make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to: (i) Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 6.2.5; (ii) accounts receivable arising in the ordinary course of business; (iii) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof; (iv) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s; (v) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively; (vi) deposits in money market funds investing exclusively in Investments described in Section 6.2.5(iii), 6.2.5(iv) or 6.2.5(v); (vii) Investments (a) made by the Borrower in or to the Guarantors, (b) made by any Restricted Subsidiary in the Borrower or any Guarantor, or (c) made by the Borrower or any Restricted Subsidiary in or to all other Domestic Subsidiaries which are not Guarantors in an aggregate amount at any one time outstanding not to exceed $5,000,000; (viii) Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business; and (ix) other Investments, including Investments in Unrestricted Subsidiaries, not to exceed $10,000,000 in the aggregate at any time outstanding.

6.2.6. Designation and Conversion of Restricted and Unrestricted Subsidiaries; Indebtedness of Unrestricted Subsidiaries.

(i) Unless designated as an Unrestricted Subsidiary on Schedule 5.14 as of the Closing Date or thereafter pursuant to Section 6.2.6(ii), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(ii) The Borrower may designate any Restricted Subsidiary or any newly formed or newly acquired Subsidiary of the Borrower or any Restricted Subsidiary as an Unrestricted Subsidiary if (a) such designation is made by the Borrower in a written notice to the Administrative Agent and (b) such designation is approved by a vote of all of the Lenders. Except as provided in this Section, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(iii) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (a) the representations and warranties of the

Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (b) no Default or Unmatured Default would exist and (c) the Borrower complies with the requirements of Sections 6.1.9, 6.1.12 and 6.2.14. Any such designation shall be treated as a cash dividend in an amount equal to the lesser of (1) the Fair Market Value of the Borrower’s direct and indirect ownership interest in such Subsidiary or (2) the amount of the Borrower’s cash investment previously made for purposes of the limitation on Investments under Section 6.2.5(ix).

6.2.7. Nature of Business. Neither the Borrower nor any Restricted Subsidiary will allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.

6.2.8. Proceeds of Loans. The Borrower will not permit the proceeds of the Obligations to be used for any purpose other than those permitted by Section 5.7. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System, as the case may be.

6.2.9. ERISA Compliance. The Borrower will not at any time: (i) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower or any ERISA Affiliate could be subjected to either a material civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a material tax imposed by Chapter 43 of Subtitle D of the Code with respect to a Plan; (ii) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower or any ERISA Affiliate to the PBGC which could reasonably be expected to have a Material Adverse Effect; (iii) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower or any ERISA Affiliate is required to pay as contributions thereto if such failure could reasonably be expected to have a Material Adverse Effect; (iv) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds $2,000,000; (v) except as provided in Section 6.2.9(vii), permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by more than $2,000,000, with the term “actuarial present value of the benefit liabilities” having the meaning specified in section 4041 of ERISA; (vi) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan if such action could reasonably be expected to have a Material Adverse Effect; (vii) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (a) any Multiemployer Plan if the funding status of such Multiemployer Plan is such that a total or partial withdrawal from it by such Person could reasonably be expected to have a Material Adverse Effect, or (b) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $2,000,000; (viii) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA in excess of $2,000,000; or (ix) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

6.2.10. Mergers, Etc. Neither the Borrower nor any Restricted Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets to any other Person (any such transaction, a “consolidation”); provided that

(i) the Borrower or any Restricted Subsidiary may participate in a consolidation with any other Person; provided that (a) no Default or Unmatured Default is continuing, (b) any such consolidation would not cause a Default or Unmatured Default hereunder, (c) if the Borrower consolidates with any Person, the Borrower shall be the surviving Person, (d) if any Restricted Subsidiary consolidates with any Person (other than the Borrower or a Restricted Subsidiary) and such Restricted Subsidiary is not the surviving Person, such surviving Person shall expressly assume in writing (in form and substance satisfactory to the Administrative Agent) all obligations of such Restricted Subsidiary under the Loan Documents and (e) the Borrowing Base will be redetermined in accordance with Section 2.21; and

(ii) any Restricted Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any other Restricted Subsidiary (provided that the surviving entity shall be a Restricted Subsidiary).

6.2.11. Sale of Oil and Gas Properties. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Oil and Gas Property or any interest in any Oil and Gas Property except for (i) the sale of Hydrocarbons in the ordinary course of business; (ii) farmouts of undeveloped acreage and assignments in connection with such farmouts; (iii) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Restricted Subsidiary or is replaced by equipment of at least comparable value and use; (iv) the sale, transfer or other disposition of equity interests in Unrestricted Subsidiaries; (v) the sale, transfer or other disposition of the Oil and Gas Properties described on Schedule 6.2.11 - West Texas Asset Disposition; and (vi) sales or other dispositions (including Casualty Events and dispositions resulting from the exercise of eminent domain, condemnation or nationalization) of Oil and Gas Properties or any interest therein or, with the prior written consent of the Required Lenders, all capital stock or other equity interests in Restricted Subsidiaries owning Oil and Gas Properties; provided that such sales or other dispositions of Oil and Gas Properties or of Restricted Subsidiaries owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates having a fair market value in excess of $15,000,000, individually or in the aggregate, shall result in an adjustment to the Borrowing Base in an amount equal to the value, if any, assigned such Property by the Required Lenders in good faith as provided in Section 2.21(ii); and provided further that if any such sale or other disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the capital stock of such Restricted Subsidiary. To determine the amount by which the Borrowing Base shall be adjusted, the Borrower shall give the Administrative Agent and the Lenders notice of the proposed sale or other disposition not less than ten (10) days prior to the date of the proposed sale or other disposition. The Administrative Agent shall, in good faith and utilizing the Engineering Reports delivered in connection with the most recent redetermination of the Borrowing Base (or the initial determination, as applicable), propose to the Lenders a reduction to the Borrowing Base to reflect the value of the Properties being sold or otherwise disposed of. Thereafter, the Lenders shall have five (5) days to approve or object to such proposed amount; and any failure to object shall be deemed to be an approval. In the event there is no approval or deemed approval, the Administrative Agent shall poll the Lenders to ascertain the lowest reduction to the Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders for purposes of this Section 6.2.11 and such amount shall then be the allocated value of the Property subject to such sale or disposition.

6.2.12. Environmental Matters. Neither the Borrower nor any Restricted Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to result in an Environmental Liability to the Borrower or any of its Restricted Subsidiaries in excess of $4,000,000.

6.2.13. Transactions with Affiliates. Neither the Borrower nor any Restricted Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and wholly-owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

6.2.14. Subsidiaries. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless the Borrower complies with Section 6.1.9(ii). The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any capital stock in any Restricted Subsidiary except in compliance with Section 6.2.11(vi).

6.2.15. Negative Pledge Agreements. Neither the Borrower nor any Restricted Subsidiary will create, incur, assume or suffer to exist any contract, agreement or understanding

(other than this Agreement, the Collateral Documents, instruments governing Indebtedness permitted under Section 6.2.2(viii) or other instruments creating Liens permitted by Section 6.2.3(iii) and (v)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Agents, the LC Issuer and the Lenders or restricts any Restricted Subsidiary from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

6.2.16. Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that would require the Borrower or its Restricted Subsidiaries to deliver Hydrocarbons produced on Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor in excess of two (2) Bcf of gas (or its equivalent) in the aggregate on a net basis for the Borrower and its Restricted Subsidiaries.

6.2.17. Fiscal Year; Fiscal Quarter. The Borrower shall not, and shall not permit any of its Subsidiaries to, change its Fiscal Year or any of its Fiscal Quarters.

6.2.18. Rate Management Transactions. The Borrower will not enter into, and the Borrower will not permit any of its Restricted Subsidiaries to enter into, any Rate Management Transactions in respect of Hydrocarbons which would cause the amount of Hydrocarbons which are the subject of Rate Management Transactions in existence at such time to exceed either (i) eighty percent (80%) of the Borrower’s and its Restricted Subsidiaries’ projected production from Proved Hydrocarbon Reserves during the term of such existing Rate Management Transactions as set forth on the most current Reserve Report or (ii) ninety percent (90%) of the Borrower’s and its Restricted Subsidiaries’ projected production from Proved Developed Producing Hydrocarbon Reserves during the term of such existing Rate Management Transactions as set forth on the most current Reserve Report. The Borrower will not, and the Borrower will not permit any of its Restricted Subsidiaries to, post letters of credit to secure obligations under Rate Management Transactions which, when added to the amount of cash and other securities pledged under Section 6.2.3(iv) exceeds $7,500,000 in aggregate for all such Rate Management Transactions. For purposes of this Section 6.2.18, forecasts of projected production shall equal the projections for Proved Hydrocarbon Reserves or Proved Developed Producing Hydrocarbon Reserves, as applicable, set out in the most recent Reserve Report as revised to account for any increase or decrease therein anticipated because of information obtained by Borrower subsequent to the publication of the most recent Reserve Report including the Borrower’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream.

6.2.19. Restricted Subsidiaries. Except as permitted by Sections 6.2.10 and 6.2.11(vi), at all times, the Borrower shall directly or indirectly through a wholly-owned Restricted Subsidiary retain full, absolute and unencumbered title to all of the issued and outstanding stock or other ownership interests in each Restricted Subsidiary.

ARTICLE VII

DEFAULTS

7.1. Events of Default. The occurrence of any one or more of the following events shall constitute a “Default”:

(i) the Borrower shall default in the payment or prepayment when due of any Obligation, or any fees or other amount payable by it hereunder or under any Loan Document and such default, other than a default of a payment or prepayment of principal (which shall have no cure period), shall continue unremedied for a period of three (3) Business Days;

(ii) (a) the Borrower or any Restricted Subsidiary shall default in the payment when due of any principal of or interest on any of its other Indebtedness in principal outstanding amount aggregating $5,000,000 or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity or (b) a default or early termination event shall occur and be continuing under any Rate Management Transaction between the Borrower or any Restricted Subsidiary and any other Person which results in a net payment being due by the Borrower or such Restricted Subsidiary in excess of $5,000,000 and such payment is not paid when due or within three (3) Business Days thereafter;

(iii) any material representation or warranty made or deemed made herein or in any Loan Document by the Borrower or any Restricted Subsidiary, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or any Loan Document, shall prove to have been false or misleading as of the time made or furnished in any material respect;

(iv) (a) the Borrower or any Restricted Subsidiary shall default in the performance of any of its obligations under Section 6.2 or (b) the Borrower or any Restricted Subsidiary shall default in the performance of any of its obligations under this Agreement (other than Section 6.2) or any other Loan Document (other than the payment of amounts due which shall be governed by Section 7.1(i)) and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (1) notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent) or (2) an Authorized Officer of the Borrower or such Restricted Subsidiary otherwise becoming aware of such default;

(v) the Borrower or any Restricted Subsidiary shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(vi) the Borrower or any Restricted Subsidiary shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) make a general assignment for the benefit of its creditors, (c) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (d) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (e) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or (f) take any action for the purpose of effecting any of the foregoing;

(vii) a proceeding or case shall be commenced, without the application or consent of the Borrower or any Restricted Subsidiary in any court of competent jurisdiction, seeking (a) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person of all or any substantial part of its assets, (c) similar relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days or (d) an order for relief against such Person shall be entered in an involuntary case under the Federal Bankruptcy Code;

(viii) a judgment or judgments for the payment of money in excess of $5,000,000 (net of any amount payable because of insurance) in the aggregate shall be rendered by a court against the Borrower or any Restricted Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower or such Restricted Subsidiary shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal in good faith therefrom and cause the execution thereof to be stayed during such appeal;

(ix) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Restricted Subsidiary or any of their Affiliates shall so state in writing; or

(x) any Person or two or more Persons acting as a group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of voting stock of the Borrower; or individuals who, as of the Closing Date, constitute the Board of Directors of the Borrower (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Borrower; provided, however, that any individual becoming a director of the Borrower subsequent to the date hereof whose election, or nomination for election by the Borrower’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Borrower.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration; Facility LC Collateral Amount. (i) If any Default described in Section 7.1(vi) or Section 7.1(vii) occurs with respect to the Borrower or any Guarantor, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all Obligations, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(ii) If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii) The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

(iv) At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(v) If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations (subject to the conditions of this Agreement) of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.1(vi) or Section 7.1(vii) with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

(vi) In the case of the occurrence of a Default, the Administrative Agent, the LC Issuer and the Lenders will have all other rights and remedies available at law and equity.

8.2. Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall: (i) without the consent of all of the Lenders, (a) extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date, or postpone any regularly scheduled payment or date for mandatory prepayment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto; (b) forgive the principal amount of any Obligation under this Agreement or any other Loan Document; (c) reduce the interest rate applicable to the Loans or the fees payable to the Lenders generally; (d) reduce either percentage set forth in Section 6.1.9 to less than 75% or 125%, respectively; (e) reduce the percentage specified in the definition of Required Lenders; (f) increase the Borrowing Base; (g) modify Section 2.21; (h) amend this Section 8.2 or Section 12.3 or any related definitions contained in Section 1.1; (i) except as provided in the Collateral Documents, release any Guarantor or release all or substantially all of the Collateral (other than as provided in Section 10.16); or (j) permit the Borrower to assign its rights under this Agreement; or (ii) increase the amount of the Commitment of any Lender hereunder without the consent of such Lender.

No amendment, modification or waiver of any provision of this Agreement which modifies the rights, duties or obligations of, or which otherwise relates to, any Agent shall be effective without the written consent of such Agent, and no amendment, modification or waiver of any provision which modifies the rights, duties or obligations of, or which otherwise relates to, the LC Issuer shall be effective without the written consent of the LC Issuer. The Administrative Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement. Any supplement to Schedule 5.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent in the exercise of any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents, the LC Issuer and the Lenders until the Obligations have been paid in full.

8.4. Application of Payments. Any amount received by the Administrative Agent from the exercise of any rights or remedies hereunder or under any of the Collateral Documents shall be applied by the Administrative Agent to payment of the Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(a) FIRST, to payment of all reasonable costs and expenses of the Administrative Agent incurred in connection with the collection and enforcement of the Obligations or of any security interest granted to the Administrative Agent in connection with any collateral securing the Obligations;

(b) SECOND, to payment of that portion of the Obligations constituting accrued and unpaid interest and fees, pro rata among the Lenders and their Affiliates in accordance with the amount of such accrued and unpaid interest and fees owing to each of them;

(c) THIRD, to payment of the principal of the Obligations and the net early termination payments and any other Lender Party Rate Management Obligations then due and unpaid from the Borrower to any of the Lenders or their Affiliates, pro rata among the Lenders and their Affiliates in accordance with the amount of such principal and such net early termination payments and other Lender Party Rate Management Obligations then due and unpaid owing to each of them;

(d) FOURTH, to payment of any Obligations (other than those listed above) pro rata among those parties to whom such Obligations are due in accordance with the amounts owing to each of them; and

(e) FIFTH, any surplus thereafter remaining shall be paid to the Borrower or it successor or assigns as its or their interests shall appear.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Agents, the Lenders and the LC Issuer hereunder are several and not joint and no Lender, Agent or LC Issuer shall be the partner or agent of any other (except to the extent to which the Administrative Agent or the LC Issuer is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Co-Lead Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6. Expenses; Indemnification. (i) The Borrower shall reimburse the Administrative Agent, the LC Issuer and the Co-Lead Arrangers for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent), paid or incurred by the Administrative Agent, the LC Issuer or the Co-Lead Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agents, the Co-Lead Arrangers, the LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for such Agent, the Co-Lead Arrangers, the LC Issuer and the Lenders), paid or incurred by such Agent, the Co-Lead Arrangers, the LC Issuer or any Lender in connection with the preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Loan Documents and any amendment, waiver or consent related thereto and to satisfy any obligation of the Borrower under this Agreement or any Loan Document, including, without limitation, all costs and expenses of foreclosure. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by Bank One from information furnished to it by or on behalf of the Borrower, after Bank One has exercised its rights of inspection pursuant to this Agreement.

(ii) The Borrower hereby further agrees to indemnify the Agents, the Co-Lead Arrangers, the LC Issuer, each Lender, their respective Affiliates, and each of their directors, officers and employees (the “Indemnified Parties”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not such Agent, the Co-Lead Arrangers, the LC Issuer, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification; PROVIDED THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE INDEMNIFIED PARTIES BE INDEMNIFIED IN THE CASE OF THEIR OWN NEGLIGENCE, REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Agents, the Co-Lead Arrangers, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower or any of its Subsidiaries. None of the Agents, the Co-Lead Arrangers, the LC Issuer nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrower of any matter in connection with any phase of the Borrower’s or such Subsidiary’s business or operations. The Borrower agrees that none of the Agents, the Co-Lead Arrangers, the LC Issuer nor any Lender shall have liability to the Borrower or any of its Subsidiaries (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower or any of its Subsidiaries in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. None of the Agents, the Co-Lead Arrangers, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower or any of its Subsidiaries in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower or any of its Restricted Subsidiaries pursuant to this Agreement or the other Loan Documents in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby (the “Transaction”), shall not apply to the tax structure or tax treatment of the Transaction, and each party hereto (and any employee, representative or agent of any party hereto) may disclose to any and all persons without limitation of any kind, the tax structure and tax treatment of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

9.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14. Renewal and Continuation of Existing Indebtedness. Upon the effectiveness of this Agreement, all of the Existing Indebtedness outstanding on such date shall hereby be restructured, rearranged, renewed, extended and continued as provided in this Agreement and all Loans outstanding under the Prior Credit Agreement shall become Loans outstanding hereunder.

In connection herewith, the Prior Lenders have sold, assigned, transferred and conveyed, and Lenders party to this Agreement have purchased and accepted, and hereby purchase and accept, so much of the Existing Indebtedness such that each Lender’s percentage of the loans and obligations outstanding pursuant to the Prior Credit Agreement, as restructured, rearranged, renewed, extended and continued pursuant to this Agreement, shall be equal to such Lender’s Pro Rata Share upon the effectiveness of this Agreement. The Lenders acknowledge and agree that the assignment, transfer and conveyance of the Existing Indebtedness is without recourse to the Prior Lenders and without any warranties whatsoever by any Prior Lender, except as expressly set forth in the Assignment of Secured Indebtedness or the Mortgage Assignment and Amendment.

9.15. Collateral Matters; Lender Party Rate Management Agreements. The benefit of the Collateral Documents and of the provisions of this Agreement relating to the Collateral shall also extend to and be available on a pro rata basis (as set forth in Section 8.4 of this Agreement) to each Lender or Affiliate of a Lender that is a counterparty to a Lender Party Rate Management Agreement in respect of any obligations of the Borrower or any of its Restricted Subsidiaries arising under such Lender Party Rate Management Transaction, but only so long as such Lender or its Affiliate remains a party to this Agreement and this Agreement remains in effect. No Lender or Affiliate of a Lender shall have any voting or consent right under this Agreement or any Collateral Document as a result of the existence of obligations owed to it under a Lender Party Rate Management Transaction.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1. Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders and the LC Issuer as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders and the LC Issuer irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender and the LC Issuer with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender or the LC Issuer by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders and the LC Issuer with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ and LC Issuer’s contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders or the LC Issuer, (ii) is a “representative” of the Lenders and the LC Issuer within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders and the LC Issuer hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender and the LC Issuer hereby waives.

10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders or the LC Issuer, or any obligation to the Lenders or the LC Issuer to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender or the LC Issuer for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4. No Responsibility for Loans, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender or the LC Issuer; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or Unmatured Default; (v) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (vi) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (vii) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders or the LC Issuer information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the LC Issuer. The Lenders and the LC Issuer hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or the LC Issuer, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and the LC Issuer and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent and the LC issuer ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent or the LC Issuer is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or the LC Issuer in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent or the LC Issuer in connection with any dispute between the Administrative Agent or the LC Issuer and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or the LC Issuer, as applicable, and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Co-Lead Arrangers, the LC Issuer or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Co-Lead Arrangers, the LC Issuer or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower, the LC Issuer and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower, the LC Issuer or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13. Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees agreed to by the Borrower and the Administrative Agent pursuant to the Fee Letter, or as otherwise agreed from time to time.

10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15. Execution of Collateral Documents. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

10.16. Collateral Releases. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing. Notwithstanding anything herein to the contrary, the Lenders hereby authorize the Administrative Agent to release from the Lien of the Mortgage upon with the effectiveness of this Agreement any and all of the Oil and Gas Properties described on Schedule 6.2.11 - West Texas Asset Disposition.

10.17. Co-Agents, Documentation Agent, Syndication Agent, etc. Neither any of the Lenders identified in this Agreement as a “co-agent” nor the Documentation Agent or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the LC Issuer and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender and the LC Issuer, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

12.2.1. Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document. Participates shall have no voting rights except with respect to any amendment, modification or waiver of any provision with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3. Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3. Assignments.

12.3.1. Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Borrower, the LC Issuer and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

12.3.2. Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Administrative Agent and the LC Issuer shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3. Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.3.4. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee that is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1. Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or in its administrative questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

13.2. Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent, the LC Issuer and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO PRINCIPLES OF THE CONFLICTS OF LAW), BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN HARRIS COUNTY, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN HARRIS COUNTY, TEXAS.

15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

15.4. ORAL AGREEMENTS. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

BORROWER:

PENN VIRGINIA CORPORATION

By:	/s/ FRANK A. PICI
Name:	Frank A. Pici
Title:	Executive Vice President and Chief Financial Officer

Address:	One Radnor Corporate Center, Suite 200 Radnor, Pennsylvania 19087

Attention:	Frank A. Pici, Executive Vice President & Chief Financial Officer
Telephone:	(610) 687-8900
Telecopier:	(610) 687-3688
E-mail:	fpici@pennvirginia.com

THE AGENTS AND LENDERS:

Commitment

$20,000,000	BANK ONE, NA, as Administrative Agent, the LC Issuer and as a Lender

	By:	/s/ JANE BEK KEIL
	Name:	Jane Bek Keil
	Title:	Director

Address and Lending Installation:
Bank One, NA 910 Travis Houston, Texas 77002

	Attention:	Charles Kingswell-Smith
	Telephone:	(713) 751-7803
	Fax:	(713) 751-3544
	E-mail:	c_kingswell-smith@bankone.com

with a copy to:

Bank One, NA, Administrative Agent
Syndicated Loans Division
Mail Suite 0429
Chicago, Illinois 60670-0429

	Attention:	Jessica Lucas
	Telephone:	(312) 732-1013
	Fax:	(312) 732-2117

Commitment

$20,000,000	WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

	By:	/s/ RUSSELL CLINGMAN
	Name:	Russell Clingman
	Title:	Director

Address and Lending Installation:
1001 Fannin Street, Suite 2255 Houston, Texas 77002

	Attention:	Russell Clingman
	Telephone:	(713) 346-2716
	Telecopier:	(713) 650-6354
	E-mail:	russell.clingman@wachovia.com

Commitment

$16,000,000	ROYAL BANK OF CANADA, as a Documentation Agent and as a Lender

	By:	/s/ LORNE GARTNER
	Name:	Lorne Gartner
	Title:	Authorized Signatory

Address and Lending Installation:
New York Branch One Liberty Plaza, 3rd Floor New York, New York 10006-1404

	Attention:	Compton Singh
	Telephone:	(212) 428-6332
	Telecopier:	(212) 428-2372

With a copy to:

Royal Bank of Canada
Attention: Lorne Gartner
5700 Williams Tower
2800 Post Oak Boulevard
Houston, Texas 77056

	Telephone:	(713) 403-5662
	Telecopier:	(713) 403-5624

Commitment

$16,000,000	BNP PARIBAS, as Documentation Agent and as a Lender

	By:	/s/ BETSY JOCHER
	Name:	Betsy Jocher
	Title:	Vice President

and

	By:	/s/ GABE ELLISOR
	Name:	Gabe Ellisor
	Title:	Vice President

Address and Lending Installation:
1200 Smith Street, Suite 3100 Houston, Texas 77002

	Attention:	Doug Liftman
Managing Director
	Telephone:	(212) 982-1154

Commitment

$16,000,000	FLEET NATIONAL BANK, as Documentation Agent and as a Lender

	By:	/s/ CHRISTOPHER C. HOLMGREN
	Name:	Christopher C. Holmgren
	Title:	Managing Director

Address and Lending Installation:
100 Federal Street Boston, Massachusetts 02110

	Attention:	Maria Dechellis
	Telephone:	(617) 434-7198
	Telecopier:	(617) 434-0201
	E-mail:	Maria_Dechellis@Fleet.com

With a copy to:

Fleet National Bank
Attention: Mark Serice
700 Louisiana Street, Suite 2500
Houston, Texas 77002

	Telephone:	(713) 315-4217
	Telecopier:	(713) 224-1223
	E-mail:	Mark_Serice@Fleet.com

Commitment

$12,400,000	COMERICA BANK, as a Lender

	By:	/s/ HUMA VADGAMA
	Name:	Huma Vadgama
	Title:	Assistant Vice President

Address and Lending Installation:
39200 Six Mile Road Livonia, Michigan 48152

	Attention:	Anna Louisa Cheney
	Telephone:	(734) 632-3052
	Telecopier:	(734) 632-2993
	E-mail:	anna_l_cheney@comerica.com

With a copy to:

Comerica Bank
Attention: Huma Vadgama
910 Louisiana Street, Suite 410
Houston, Texas 77002

	Telephone:	(713) 220-5615
	Telecopier:	(713) 220-5650
	E-mail:	hvadgama@comerica.com

Commitment

$12,400,000	UFJ BANK LIMITED, as a Lender

	By:	/s/ CLYDE L. REDFORD
	Name:	Clyde L. Redford
	Title:	Senior Vice President

Address and Lending Installation:
55 E. 52nd Street, 25th Floor New York, New York 10055

	Attention:	Seiji Tate
	Telephone:	(212) 339-6235
	Telecopier:	(212) 754-1336
	E-mail:	Seiji_tate@ufjbank.co.jp

With a copy to:

UFJ Bank Limited
Attention: Clyde Redford
1200 Smith Street, Suite 2265
Houston, Texas 77002

	Telephone:	(713) 652-3190
	Telecopier:	(713) 654-1462
	E-mail:	clredford@sbcglobal.net

Commitment

$12,400,000	FORTIS CAPITAL CORP., as a Lender

	By:	/s/ DAVID MONTGOMERY
	Name:	David Montgomery
	Title:	Senior Vice President

and

	By:	/s/ DARRELL W. HOLLEY
	Name:	Darrell W. Holley
	Title:	Managing Director

Address and Lending Installation:
301 Tresser Boulevard Stanford, Connecticut 06901

	Attention:	Jaime Silver
	Telephone:	(203) 705-5864
	Telecopier:	(203) 705-5888

With a copy to:

Fortis Capital Corp.
Attention: David Montgomery
15455 Dallas Parkway
Addison, Texas 75001

	Telephone:	(214) 953-9311
	Telecopier:	(214) 754-5982
	E-mail:	david.montgomery@fortiscapitalusa

Commitment

$12,400,000	MIZUHO CORPORATE BANK, LTD., as a Lender

	By:	/s/ MONSATOSHI ABE
	Name:	Monsatoshi Abe
	Title:	Senior Vice President

Address and Lending Installation:
1251 Avenue of the Americas, 32nd Floor New York, New York 10020

	Attention:	Yuji Kano
	Telephone:	(212) 282-3555
	Telecopier:	(212) 282-4488
	E-mail:	yuji.kano@mizuhocbus.com

With a copy to:

Mizuho Corporate Bank, Ltd.
Attention: Jackie He
1251 Avenue of the Americas, 32nd Floor
New York, New York 10020

	Telephone:	(212) 282-4351
	Telecopier:	(212) 282-3618
	E-mail:	jackie.he@mizuhocbus.com

Commitment

$12,400,000	WELLS FARGO BANK, N.A., as a Lender

	By:	/s/ J. ALAN ALEXANDER
	Name:	J. Alan Alexander
	Title:	Vice President

Address and Lending Installation:
1445 Ross Avenue Suite 2360, Mac# T5303-233 Dallas, Texas 75202

	Attention:	Dustin S. Hansen
	Telephone:	(214) 661-1233
	Telecopier:	(214) 661-1242
	E-mail:	hanseds@wellsfargo.com